Exhibit 10.3.6
Supplemental Retirement Plan
PARTICIPATION AGREEMENT AMENDMENT
This Participation Agreement Amendment (“Amendment”) is made and entered into as of this 20th day of April, 2008, by and between Pier 1 Imports, Inc. (“Pier 1”) and Gregory S. Humenesky (the “Participant”). Except as otherwise set forth herein, this Amendment is subject to all of the terms of the Pier 1 Imports, Inc. Supplemental Retirement Plan restated as of January 1, 2005 (the “Plan”). All terms used in this Amendment, unless specifically defined herein, have the same meanings attributed to them in the Plan.
The Participant and Pier 1 previously entered into a Supplemental Retirement Plan Participation Agreement dated April 19, 2006 (the “Agreement”). The Agreement permitted the Participant to elect an alternative form of benefit payment. Pursuant to the terms of the Agreement, the form of benefit payment election under the Plan was irrevocable. The form of benefit payment election is no longer irrevocable under the Plan except as otherwise set forth below. In addition, the Committee recommended and the Board approved on January 24, 2008 a lump-sum time and form of benefit payment election for the Participant. Pier 1 and the Participant agree to the following terms and conditions:
The Participant hereby elects to receive benefits from the Plan in the following form payable at the time or commencing payment at the time specified in the Plan:
☐	A lump sum payment which is the Actuarial Equivalent of the basic form of the Supplemental Retirement Benefit determined under Article IV of the Plan.

☐	A monthly joint and survivor annuity with payment continued to the survivor* at one hundred percent (100%).

☐	A monthly joint and survivor annuity with payment continued to the survivor* at fifty percent (50%) of the amount paid to the Participant.

*The “survivor” is the “Beneficiary” as defined in the Plan.
The Participant may change such election to another form of payment allowed under the Plan up until December 31, 2008 by executing an amendment form similar to this Amendment. As of January 1, 2009, the payment election in effect on December 31, 2008 shall be irrevocable except that the Participant may by written notice to Pier 1 change such election to another form of payment allowed under the Plan (a “Change Election”) subject to the following conditions:
(i)	The Change Election will not take effect until 12 months after the date on which the election is made;

(ii)	If the Change Election relates to a payment other than a payment on account of disability or death (as such terms are defined under the regulations promulgated pursuant to Section 409A of the Code), the payment will be deferred for a period of 5 years after the date such payment is originally scheduled to occur (or in the case of a life annuity or installment payments treated as a single payment, 5 years from the date the first amount was scheduled to be paid); and

(iii)	If the Change Election relates to a payment which is defined as a payment at a specified time or pursuant to a fixed schedule under the regulations promulgated pursuant to Section 409A of the Code, the Change Election may not be made less than 12 months before the date the payment was originally scheduled to be paid (or, in the case of a life annuity or installment payments treated as a single payment, 12 months before the date the first amount was scheduled to be paid).

Participant:

Gregory S. Humenesky	Date

Pier 1 Imports, Inc.

Michael A. Carter Senior Vice President and General Counsel, Secretary	Date